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                                                                    Exhibit 99.1

                           ACCLAIM ENTERTAINMENT, INC.

                                   NEW RELEASE

GLEN COVE, N.Y. - ENTERTAINMENT WIRE - June 1, 2000. Acclaim Entertainment, Inc. (Nasdaq: AKLM) reported today that it will file an appeal in connection with the Nasdaq staff's recent decision to delist Acclaim's securities from the National Market. Acclaim's request for an appeal of Nasdaq's decision will suspend the delisting process pending resolution of that appeal.

On May 30, 2000 Acclaim received notification from Nasdaq that because Acclaim does not currently meet the net tangible asset requirement for continued listing on the Nasdaq National Market under Maintenance Standard 1, Acclaim's securities would be delisted from the National Market effective at the opening of business on June 8, 2000. In addition, the Company is currently not in compliance with the $5 minimum bid price for continued listing on the Nasdaq National Market under Maintenance Standard 2. The Nasdaq staff also indicated Acclaim could submit an application to have its securities listed on the Nasdaq SmallCap Market; Acclaim currently qualifies for listing on the Nasdaq SmallCap Market.

The Company is currently evaluating various alternatives to present to the Nasdaq Listing Qualifications Panel, including a reverse stock split. The Company believes that this action should result in an increase of the bid price for the Company's common stock to over $5.00 which is Nasdaq's stated minimum bid price for shares on the National Market under Maintenance Standard 2; the Company currently meets all other requirements for continued listing on the National Market under Maintenance Standard 2. The Company is unable to predict whether any appeal would be successful. If the appeal is unsuccessful, Acclaim's common stock would be removed from listing on the Nasdaq National Market

This press release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. Such risks and uncertainties include, among other things, the rate of growth of the installed base of the next generation gaming and PC systems, the timely availability and acceptance of Acclaim's future products for such systems, the timing of the introduction of next generation systems, the Company's ability to develop successful products for those systems, the competitive environment in the consumer software and related industries, the management of inventories and operating overheads and the related impact upon liquidity should any of these risks occur. These and other risks and uncertainties are detailed from time to time in Acclaim's reports filed with the Securities and Exchange Commission.

Background Information:

Acclaim is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment platforms including Nintendo, Sony Computer Entertainment America and Sega hardware systems, and PCs. Acclaim owns and operates five software development studios located in the U.S. and the U.K. where it develops its own software, and a motion capture studio in the U.S. Acclaim distributes its software directly in North America, the U.K., Germany, France, Spain and Australia. Acclaim also distributes software developed and published by third parties and develops and publishes strategy guides relating to its software and comic book magazines. For more information, please visit our website at http://www.acclaim.com.